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EXHIBIT 32: Rule 13a-14(b) Certifications

The undersigned officer certifies that this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of China Sxan Biotech, Inc.

A signed original of this written statement required by Section 906 has been provided to China Sxan Biotech, Inc. and will be retained by China Sxan Biotech, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

October 12, 2009	/s/ Feng Zhen Xing
     Feng Zhen Xing Chief Executive Officer
          and Chief Financial Officer